Jay Jacobson
FOR IMMEDIATE RELEASE                                     Financial Relations
                                                               (914) 722-2737


               B/E AEROSPACE, INC. ADOPTS STOCKHOLDER RIGHTS PLAN


                  WELLINGTON, FL, November 12, 1998 -- B/E Aerospace, Inc. (Nasdaq - NMS: BEAV) announced today that its Board of Directors adopted a Stockholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of Common Stock held as of the close of business on November 23, 1998.

                  The Rights are designed to guard against abusive tactics that might be used in an attempt to gain control of the Company without paying all stockholders a fair price for their shares. The Rights Plan will not prevent takeovers, but is designed to deter coercive takeover tactics and to encourage anyone attempting to acquire the Company to first negotiate with the Board.

                  Each Right will entitle stockholders to buy one one-thousandth (1/1,000) of a share of Series A Preferred Stock of the Company at an exercise price of $100.00. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's outstanding Common Stock or commences a tender or exchange offer upon consummation of which a person or group would beneficially own 15% or more of the Company's outstanding Common Stock.

                  If any person becomes the beneficial owner of 15% or more of the Company's Common Stock or a holder of 15% or more of the Company's Common Stock engages in certain self-dealing transactions or a merger transaction in which the Company is the surviving corporation and its Common Stock remains outstanding, then each Right not owned by such person or certain related parties will entitle its holder to purchase, at the Right's then-current exercise price, units of the Company's Series A Preferred Stock (or, in certain circumstances, Company Common Stock, cash, property or other securities of the Company) having a market value equal to twice the then-current exercise price. In addition, if B/E Aerospace, Inc. is involved in a merger or other business combination transactions with another person after which its Common Stock does not remain outstanding, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock of the ultimate parent of such other person having a market value equal to twice the then-current exercise price.

                  B/E Aerospace, Inc. will generally be entitled to redeem the Rights at $0.01 per right at any time until the 10th business day following public announcement that a person or group has acquired 15% or more of the Company's Common Stock.


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                  B/E Aerospace, Inc. is the world's leading manufacturer of cabin interior products, serving virtually all the world's airlines and aircraft manufacturers. B/E designs, develops, manufactures, sells and services a broad line of passenger cabin interior products for both commercial and general aviation aircraft and provides interior design, reconfiguration and conversion services to its customers throughout the world.


                  This press release contains forward-looking statements that involve risks and uncertainties that may cause the Company's actual experience to differ materially from that anticipated. Factors that might cause such a difference include, but are not limited to, those discussed in the Company's filings with the Securities and Exchange Commission, including its most recent Form 10-Q, proxy statement and Form 10-K, and in "Risk Factors" in its Form S- 3 filed on July 30, 1998 relating to the registration of the Company's common stock, as well as future events that have the effect of reducing the Company's available cash balances, such as unexpected operating losses or delays in the integration of the Company's acquired businesses or the delivery of the MDDS interactive video system or capital expenditures or cash expenditures related to possible future acquisitions.